Exhibit 99.1

FIRST PLACE FINANCIAL CORP.

CERTIFICATION OF THE PRINCIPAL EXECUTIVE OFFICER

I, Steven R. Lewis, President and Chief Executive Officer, certify, based on my knowledge, that:

(i)           The certification required by this paragraph is not yet applicable to First Place Financial Corp. (“First Place”);

(ii)           The compensation committee of First Place has identified and limited during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year ended June 30, 2009, the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Place and identified any features in the employee compensation plans that pose risks to First Place and limited those features to ensure that First Place is not unnecessarily exposed to risks;

(iii)           The certification required by this paragraph is not yet applicable to First Place;

(iv)           The compensation committee of First Place will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)           The compensation committee of First Place will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)           SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Place;

(B)           Employee compensation plans that unnecessarily expose First Place to risks; and

(C)           Employee compensation plans that could encourage the manipulation of reported earnings of First Place to enhance the compensation of an employee;

(vi)           First Place has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)           First Place has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(viii)           First Place has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year ended June 30, 2009;

(ix)           The board of directors of First Place has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, has provided this policy to Treasury and the Office of Thrift Supervision, and First Place and its employees have complied with this policy during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year ended June 30, 2009, and that any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)           First Place will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during First Place’s fiscal year ended June 30, 2009;

(xi)           First Place will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year ended June 30, 2009 of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii)           First Place will disclose whether First Place, the board of directors of First Place, or the compensation committee of First Place has engaged during the period beginning on June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year ended June 30, 2009, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)           First Place has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xiv)           First Place has substantially complied with all other requirements related to employee compensation that are provided in the agreement between First Place and Treasury, including any amendments;

(xv)           The following employees are the SEOs and the twenty next most highly compensated employees of First Place and/or First Place Bank (the “Bank”) for the current fiscal year and the fiscal year ended June 30, 2009, with the non-SEOs ranked in order of level of annual compensation starting with the greatest amount:

Name of Senior Executive Officers and Most Highly Compensated Employees	Title	Employer
Steven R. Lewis	President and CEO of First Place and CEO of Bank	First Place and Bank
David W. Gifford	Chief Financial Officer	First Place and Bank
Albert P. Blank	President and COO	Bank
Kenton A. Thompson	Regional President and Corporate Director of Business Financial Services	Bank
R. Bruce Wenmoth	Corporate Executive Vice President – Retail Lending	Bank
Kathy A. Shaw	Senior Vice President – Loan Production, Dayton	Bank
Timothy B. Atkinson	Senior Vice President – Loan Production, North Olmsted	Bank
W. Eric Stone	Vice President – Loan Production, Columbus	Bank
David Kuiper	Vice President – Mortgage Loan Officer	Bank
Karen L. Sharp	Vice President – Loan Production, Hudson	Bank
Darrin L. Kresevic	Senior Vice President – Loan Production, Solon	Bank
Daniel J. Moralez	Senior Vice President – Loan Officer and Manager	Bank
Rocco R. Page	Senior Vice President – Loan Production, Boardman	Bank
Craig L. Johnson (1)	Formerly Michigan Regional President and Corporate Director of Commercial Real Estate	Formerly the Bank

Greg R. Engelmann	Vice President – Mortgage Loan Officer	Bank
Greg J. Thomas	Vice President – Mortgage Loan Officer	Bank
E. Christian Barham	Senior Vice President – Commercial Loan Officer, Indianapolis Regional Manager	Bank
Darlene Nowak-Baker	Executive Vice President – Chief Lending Officer	Bank
Todd Phillpotts	Vice President – Mortgage Loan Officer	Bank
Davida F. Henson	Senior Vice President – Loan Production, Indiana	Bank
Jon Mykala	Vice President – Mortgage Loan Officer	Bank
Scott L. Parker	Vice President – Mortgage Loan Officer	Bank
Paul J. Hellman	Assistant Vice President – Loan Production, Cincinnati	Bank
Timothy Weaver	Vice President – Mortgage Loan Officer	Bank
Joni D. Everson	Vice President – Mortgage Loan Officer	Bank

(1) Mr. Johnson separated from the Bank effective February 27, 2009.

(xvi)           I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.  (See, for example, 18 USC 1001).

Dated: September 14, 2009

/s/ Steven R. Lewis

Steven R. Lewis
President and Chief Executive Officer